HALYARD HEALTH, INC.
EXECUTIVE SEVERANCE PLAN
Effective November 1, 2014
Amended and Restated as of October 25, 2017

1.    Preamble and Statement of Purpose. The purpose of this Plan is to assure the Corporation that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Corporation notwithstanding the possibility, threat or occurrence of a change of control of the Corporation.

In the event the Corporation receives any proposal from a third person concerning a possible business combination with the Corporation, or acquisition of the Corporation’s equity securities, or otherwise considers or pursues a transaction that could lead to a change of control, the Committee believes it imperative that the Corporation and the Board of Directors of the Corporation (the “Board”) be able to rely upon key executives to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a possibility.

Should the Corporation receive or consider any such proposal or transaction, in addition to their regular duties, such key executives may be called upon to assist in the assessment of the proposal or transaction, to advise management and the Board as to whether the proposal or transaction would be in the best interests of the Corporation and its stockholders, and to take such other actions as the Board might determine to be appropriate.

2.        Definitions. As used in this Plan, the following terms shall have the following respective meanings.

(a)        Agreements: Executive Severance Agreements in substantially the forms approved by the Committee and attached hereto as Exhibit A which provide for participation and payment under this Plan.

(b)        Annual Bonus Amount: For any Participant, the average of the annual cash incentive awards paid to the Participant under the Halyard Health, Inc. Executive Officer Achievement Award Program or the Halyard Health, Inc. Management Achievement Award Program, as applicable, or any successor or additional plan (the “Bonus Program”), for the three years prior to the year in which the Qualified Termination of Employment occurs, or, if higher, the three years prior to the year in which the Relevant Date occurred. If a Participant received a prorated cash incentive award during any of the prior three years, then for purposes of determining the Annual Bonus Amount, the award for such year will be deemed to be equal to the award the Participant would have received if the award had not been prorated for that year. If a Participant did not participate in the Bonus Program in each of the prior three years, then for purposes of determining the Annual Bonus Amount, the Participant will be presumed to have received an annual incentive award for each year in which he or she did not participate in the Bonus Plan equal to the Participant’s target award for the year in which the Relevant Date occurs.

(c)        Cause: The term “Cause” shall mean any of the following:

(i)	the commission by the Participant of a felony;

(ii)	the Participant’s dishonesty, habitual neglect or incompetence in the management of the affairs of the Corporation; or

(iii)
the refusal or failure by the Participant to act in accordance with any lawful directive or order of the Corporation, or an act or failure to act by the Participant which is in bad faith and which is detrimental to the Corporation; or

(iv)	the Participant’s material breach of the Agreement or any employment, severance, restrictive covenant agreement, or similar agreement, with the Corporation or a Subsidiary.

(d)        Change of Control: “Change in Control” means and includes the occurrence of any one of the following events but shall specifically exclude a public offering of any class or series of the Corporation’s equity securities pursuant to a registration statement filed by the Corporation under the Securities Act of 1933:

(i)
during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii)
any individual, entity or group, within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”), other than a broker, underwriter or financial institution that acquires such shares as part of a firm commitment or similar underwriting or distribution process pursuant to which the subject shares of stock are being held for further distribution (an “Underwriter”), becomes a “Beneficial Owner” under the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, directly or indirectly, of either (A) 30% or more of the then-outstanding shares of common stock of the Corporation (“Corporation Common Stock”) or (B) securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then outstanding securities eligible to vote for the election of directors (the “Corporation Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Corporation Common Stock or Corporation Voting Securities shall not constitute a Change in Control: (w) an acquisition directly (or indirectly through Underwriters) from the Corporation, (x) an acquisition by the Corporation or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii)
the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Corporation’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Corporation Common Stock and outstanding Corporation Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Corporation Common Stock and the outstanding Corporation Voting Securities, as the case may be, and (B) no person (other than (x) the Corporation or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 30% or more of the total common stock or 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)	approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(e)        Code: The Internal Revenue Code of 1986, as amended.

(f)        Committee: The Compensation Committee of the Board.

(g)        Corporation: Halyard Health, Inc. and any successor thereto that assumes this Plan and the Agreements pursuant to Section 14 below.

(h)    Discretionary Participant: Any Participant who is not an executive officer of the Corporation.

(a)        Eligible Employee: Those key executives and other officers of the Corporation and its Subsidiaries who are from time to time designated by the Committee as, or who pursuant to criteria established by the Board or the Committee are, eligible to receive an Agreement.

(b)        Equity Plans: The Halyard Health, Inc. Equity Participation Plan, and any successor or additional plans under which a Participant receives stock options, restricted stock, restricted stock units or other equity-based compensation.

(c)        Executive Participant: A Participant who is an executive officer of the Corporation.

(d)        Excise Tax: The excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(e)        Fair Market Value: With respect to any publicly traded equity security, the reported closing price of such security on the relevant date as reported on the composite list used by The Wall Street Journal for reporting stock prices, or, if no such sale shall have been made on that day, on the last preceding day on which there was such a sale; and with respect to any other property, the fair market value thereof as determined by the Committee in good faith.

(f)        Good Reason: Termination by the Participant for “Good Reason” shall mean the Separation from Service during the two year time period following the initial existence (without the Participant’s express written consent) of any one of the following conditions:

(i)	A material diminution in the Participant’s base compensation.

(ii)	A material diminution in the Participant’s authority, duties or responsibilities.

(iii)
    A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the board of directors of the Corporation.

(iv)	A material diminution in the budget over which the Participant retains authority.

(v)	A change, by more than 50 miles, in the geographic location at which the Participant must perform the services.

(vi)	Any other action or inaction that constitutes a material breach by the Corporation of any agreement under which the Participant provides services.

The Participant must provide notice to the Corporation of the existence of any of the above conditions within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Corporation must be provided a period of at least 30 days during which it may remedy the condition. In the event the Corporation remedies such condition during such period, “Good Reason” shall not be deemed to exist with respect to such condition.

The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness.

(g)         Multiplier: For the Chief Executive Officer of the Corporation, two; for an Executive Participant other than the Chief Executive Officer, one and one-half, and for a Discretionary Participant, one.

(h)        Net After Tax Receipt: The Value of a Payment, net of all taxes imposed on a Participant with respect thereto under Sections 1 and 4999 of the Code, under Section 3121 of the Code, and any state and local income taxes, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Participant’s taxable income for the immediately preceding taxable year.

(i)        Participant: An Eligible Employee who is a party to an Agreement which has not been terminated in accordance with the terms of this Plan.

(j)        Payment: Any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

(k)        PRSUs: Restricted shares and/or restricted share units which are determined by the attainment of performance goals.

(l)        Qualified Termination of Employment: The separation of Participant’s service with the Corporation and/or its Subsidiaries either (i) within the two (2) year period following a Change of Control of the Corporation (A) by the Corporation without Cause or, (B) by the Participant with Good Reason, or (ii) by the Corporation without Cause before a Change of Control, if a Change of Control occurs within one year after such Separation from Service and it is reasonably demonstrated by the Participant that such Separation from Service was at the request of a third party that had taken steps reasonably calculated to effect a Change of Control or otherwise arose in connection with or in anticipation of a Change of Control.

(m)        Reduced Amount: With respect to a Participant, the greatest aggregate amount of Separation Payments which (a) is less than the sum of all Separation Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the Participant were paid the sum of all Separation Payments.

(n)        Relevant Date: In the case of a Qualified Termination of Employment as described in clause (ii) of the definition of “Qualified Termination of Employment,” the date of such Qualified Termination of Employment and, in all other cases, the date of the Change of Control.

(o)         Separation from Service: Termination of employment with the Corporation or a Subsidiary. A Separation from Service also will be deemed to have occurred if the Participant’s services with the Corporation or a Subsidiary is reduced to an annual rate that is 20 percent or less of the services rendered, on average, during the immediately preceding three years of employment (or if employed less than three years, such lesser period). A Separation from Service shall not be deemed to have occurred where a Participant transfers employment between the Company and a Subsidiary or between Subsidiaries.

(p)        Separation Payment: With respect to a Participant, a Payment paid or payable to the Participant pursuant to this Plan or an Agreement (disregarding Section 11 of this Plan).

(q)        Severance Period: For an Executive Participant, the period of two years beginning on the date of the Qualified Termination of Employment; and for a Discretionary Participant, the period of one year beginning on the date of the Qualified Termination of Employment.

(r)        Subsidiary: Any domestic or foreign corporation at least twenty percent (20%) of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Corporation or by other Subsidiaries, provided, however, that “at least fifty percent (50%)” shall replace “at least twenty percent (20%)” where there is not a legitimate business criteria for using such lower percentage.

(s)        Value: With respect to a Payment, the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

3.        Participation; Agreements. Eligible Employees shall be proffered an Agreement and upon execution and delivery thereof by the Eligible Employee evidencing such Eligible Employee’s agreement not to leave voluntarily the employ of the Corporation and its Subsidiaries and to continue to render services during the pendency of any potential Change of Control of the Corporation, such Eligible Employee shall become a Participant. A Participant shall cease to be a Participant in the Plan upon the termination of the Participant’s Agreement in accordance with its terms.

4.        Separation from Service of Participants. Nothing in this Plan shall be deemed to entitle a Participant to continued employment with the Corporation and its Subsidiaries, and the rights of the Corporation to terminate a Participant’s service shall continue as fully as though this Plan were not in effect, provided that any Qualified Termination of Employment shall entitle the Participant to the benefits herein provided. In addition, nothing in this Plan shall be deemed to entitle a Participant under this Plan to any rights, or to payments under this Plan, with respect to any plan in which the Participant was not a participant prior to a Qualified Termination of Employment.

5.         Payments Upon Qualified Termination of Employment. In the event of a Qualified Termination of Employment of a Participant, a lump sum cash payment shall be made to such Participant as compensation for services rendered, in an amount or amounts (subject to any applicable payroll or other taxes required to be withheld) equal to the sum of the amounts specified in subsections (a) through (e) below (the “Severance Payments”):

(a)     Salary Plus Incentive Compensation. A lump sum amount equal to the Multiplier times the sum of (a) the Participant’s annual base salary at the rate in effect immediately prior to the Relevant Date or, if higher, immediately before the Qualified Termination of Employment and (b) the Annual Bonus Amount.

(b)    Prorated Final Year Bonus. If the Qualified Termination of Employment occurs after March 31 of a given year, a lump sum amount equal to (i) the annual cash incentive award that would have been payable to the Participant, for the year in which the Qualified Termination of Employment occurs, under the Bonus Program in which the Participant was a participant on the Relevant Date, if the Participant had remained employed for the entire for the entire calendar year, and assuming that performance was achieved at the target level of performance, multiplied by (ii) a fraction, the numerator of which is the number of days worked by the Participant during such final year and the denominator of which is 365.

(c)     Stock Options. All stock options that were granted to the Participant under any of the Equity Plans, including but not limited to any substitute plans adopted prior to the Relevant Date (or any successor or additional plan), that were outstanding both on the Relevant Date and immediately before the Qualified Termination of Employment, shall vest and become exercisable and the Qualified Termination of Employment of the Participant shall be deemed a retirement for purposes of exercising the stock options under the terms of the Equity Plans.

(d)    Employer Portion of Retirement Plan Benefits. With respect to an Executive Participant only, a lump sum amount equal to the Participant’s maximum matching contribution under the Halyard Health, Inc. 401(k) Plan (the “401(k) Plan”) (or any successor or additional plans) and the Halyard Health, Inc. Supplemental Retirement 401(k) Plan (or any successor or additional plans) (individually the “Supplemental 401(k) Plan” and collectively, the “Retirement Benefit Plans”) to which the Participant would have been entitled if he or she had remained employed by the Corporation for the Severance Period at the rate of annual compensation specified in Section 5(a) above except that the Annual Bonus Amount shall be treated as earned for the year in which separation occurred and the balance of the Severance Period and no award actually earned in, and paid for, the year in which termination occurred shall be considered.

(e)    Medical and Dental Benefits. A lump sum amount equal to (a) the amount of the monthly premiums that the Participant would be required to pay, if he or she elected “COBRA” continuation coverage under the medical and dental plans of the Corporation in which the Participant was participating immediately before the Qualified Termination of Employment, based upon the premium rates in effect as of the date of the Qualified Termination of Employment, times (b) the Multiplier.

The Severance Payments shall be made within 60 days following the later of the date of Separation from Service or the date of the Change of Control, subject to Section 16. Notwithstanding anything in this Section 5 to the contrary, any amounts which are payable under this Plan with respect to amounts which the Executive would have been entitled to receive under a deferred compensation plan required to meet the requirements of Section 409A of the Code and the regulations promulgated thereunder, shall be payable at the dates and in such amounts as would have been payable to the Executive under the terms of the deferred compensation plan.

6.    Separation Agreement and Release. No Participant shall be entitled to receive Severance Benefits hereunder unless such Participant executes a Separation Agreement and Full and Final Release of Claims (the “Separation Agreement”), in the form attached hereto as Exhibit B, within the period specified for such individual therein and such Participant does not revoke such Separation Agreement in writing within the 7-day period following the date on which it is executed. The Employer shall provide the Separation Agreement to the Participant promptly following the Termination Date.

1.        No Payments on Other Termination of Employment. In the event a Participant’s employment terminates in any way that does not constitute a Qualified Termination of Employment, no benefits shall be payable under this Plan.

2.        Other Terms and Conditions. The Agreement to be entered into pursuant to this Plan shall contain such other terms, provisions and conditions not inconsistent with this Plan as shall be determined by the Committee. Where appearing in this Plan or the Agreement, the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise.

3.        Non-Assignability. Each Participant’s rights under this Plan shall be non-transferable except by will or by the laws of descent and distribution.

4.        Unfunded Plan. The Plan shall be unfunded. Neither the Corporation nor the Board shall be required to segregate any assets that may at any time be represented by benefits under the Plan. Neither the Corporation nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Corporation to any Participant with respect to any benefit shall be based solely upon any contractual obligations created by the Plan and the Agreement; no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Corporation.

5.        Certain Reduction of Payments by the Corporation.

(a)        Anything in this Plan to the contrary notwithstanding, in the event a reputable certified public accounting firm designated by the Corporation (the “Accounting Firm”) shall determine that receipt of all Payments would subject a Participant to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, the aggregate Payments shall be reduced to such Reduced Amount. The reduction of the Payments, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change of Control, as determined by the Accounting Firm. For purposes of this Section 11, present value shall be determined in accordance with Section 280G(d)(4) of the Code, and the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. All fees payable to the Accounting Firm with respect to this Section 11 shall be paid solely by the Corporation.

(b)        If the Accounting Firm determines that aggregate Separation Payments should be reduced to the Reduced Amount, the Corporation shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 11 shall be binding upon the Corporation and the Participant and shall be made as promptly as practicable. Following such determination, the Corporation shall pay to or distribute for the benefit of the Participant such Separation Payments as are then due to the Participant under Section 5 of this Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Separation Payments as become due to the Participant under this Plan. Notwithstanding the prior sentence, such determination by the Accounting Firm shall be made within 60 days of the later of a Separation from Service of the Executive or the date of the Change of Control.

(c)        While it is the intention of the Corporation to reduce the amounts payable or distributable to a Participant hereunder only if the aggregate Net After Tax Receipts to the Participant would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Corporation to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, based upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Participant which the Accounting Firm believes has a high probability of success, the Participant shall repay any such benefit to the Corporation together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such interest shall be deemed to have been incurred and no amount shall be payable by a Participant to the Corporation if and to the extent such repayment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises. Notwithstanding anything in this Plan or any Agreement to the contrary, the payment will be conditioned upon the Overpayment or Underpayment meeting the requirements of Section 409A of the Code and the regulations promulgated thereunder.

6.        No Duty to Mitigate. In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment.

7.         Termination and Amendment of this Plan. The Committee shall have power at any time, in its discretion, to amend, abandon or terminate this Plan, in whole or in part; except that no amendment, abandonment or termination shall impair or abridge the obligations of the Corporation under any Agreements previously entered into pursuant to this Plan, except as expressly permitted by the terms of such Agreements, without the written consent of the affected Participants.

8.        Successors. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Plan and the Agreements in the same manner and to the same extent that the Corporation would be required to perform them if no such succession had taken place.

9.        Interpretation of the Plan. The Committee shall have sole and absolute authority to interpret and construe the terms of this Plan. Any interpretations, rules, decisions, or constructions by the Committee shall be final and binding on all Participants.

10.        Tax Treatment. The Participant shall be solely responsible for tax consequences of any payment under the Plan. It is intended that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Corporation nor its respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan.

Notwithstanding anything in the Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under the Plan by reason of the occurrence of the Participant’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.” Each payment of Severance Benefits pursuant to this Plan shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

Whenever in this Plan a payment or benefit is conditioned on the Participant’s execution of a Separation Agreement, the Separation Agreement must be executed and all revocation periods shall have expired in accordance with terms set forth therein, but in no case later than sixty (60) days after the Termination Date; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Termination Date provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Corporation may elect to make or commence payment at any time during such 60-day period.

11.        Effective Date. This Plan became effective on November 1, 2014, was amended and restated on October 26, 2016, and was further amended and restated on October 25, 2017.

Exhibit A

HALYARD HEALTH, INC.
Executive Severance Agreement
As of _________

AGREEMENT made effective as of the ___ day of ______, ____between HALYARD HEALTH, INC., a Delaware corporation (the “Corporation”), and ______ (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Committee has approved the Corporation entering into severance agreements with key executives of the Corporation and its subsidiaries pursuant to the Halyard Health, Inc. Executive Severance Plan, effective November 1, 2014 and as amended from time to time thereafter (the “Plan”); and

WHEREAS, the Executive is a key executive of the Corporation or one of its subsidiaries and has been selected by the Committee to be an Executive under the Plan; and

WHEREAS, should the Corporation receive or learn of any good faith proposal by or from a reliable third person concerning a possible business combination with, or acquisition of equity securities of, the Corporation, or should the Corporation otherwise consider or pursue a transaction that could lead to a change of control, the Committee believes it imperative that the Corporation and the Board be able to rely upon the Executive to continue in the Executive's position, and that they be able to receive and rely upon the Executive's advice, if they request it, as to the best interests of the Corporation and its stockholders, without concern that the Executive might be distracted by the personal uncertainties and risks created by such a possibility; and

WHEREAS, should the Corporation receive or consider any such proposal or transaction, in addition to the Executive's regular duties, the Executive may be called upon to assist in the assessment of the proposal or transaction, advise management and the Board as to whether the proposal or transaction would be in the best interest of the Corporation and its stockholders, and to take such other actions as the Board might determine to be appropriate;

NOW, THEREFORE, to assure the Corporation that it will have the continued dedication of the Executive and the availability of the Executive's advice and counsel notwithstanding the possibility, threat or occurrence of such a proposal or transaction, and to induce the Executive to remain in the employ of the Corporation, and for other good and valuable consideration, the Corporation and the Executive agree as follows.

All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

(a)    Executive’s Obligations. In the event a third person, in order to effect a Change of Control (as hereinafter defined), begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps, or in the event the Corporation considers taking, or decides to take, steps that are expected to lead to a Change of Control, the Executive agrees that the Executive will not voluntarily leave the employ of the Corporation, and will render the services contemplated

1

in the recitals to this Agreement and the Plan, until the efforts by the third party or the Corporation to effect a Change of Control are abandoned or until a Change of Control has occurred.

(b)    Severance Benefits.    The Corporation and the Executive agree that the Executive shall be treated as [an Executive Participant][a Discretionary Participant] in the Halyard Health, Inc. Executive Severance Plan, and shall receive the benefits described under the Plan in the event of a Qualified Termination of Employment.

(c)    Incorporation.    The terms of the Plan are incorporated into this Agreement. This Agreement and the Plan together supersede any and all prior agreements between the Executive and the Corporation under the Plan as in effect at this time or at any prior time. From and after the Relevant Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to severance pay and benefits. Notwithstanding the foregoing, any previously executed noncompetition agreement shall continue in effect following the execution of this Agreement and the Relevant Date.

(d)     No Other Severance Pay Plan Payments. In the event of a Qualified Termination of Employment, the Executive shall not be entitled to receive any severance benefits that would otherwise be available to the Executive under the Halyard Health Inc. Severance Pay Plan (or any successor or additional plan), or any other severance program sponsored by the Corporation and/or any of its Subsidiaries.

(e)    Participation in Employee Benefit Plans. The Executive's participation in savings, retirement, profit sharing, stock option, and/or stock appreciation rights plans of the Corporation and/or any of its Subsidiaries shall continue only through the last day of the Executive's employment. Any terminating distributions and/or vested rights under such plans shall be governed by the terms of those respective plans. Furthermore, the Executive's participation in any insurance plans of the Corporation and rights to any other fringe benefits shall except as otherwise specifically provided in such plans or corporate policy, terminate as of the close of the Executive's last day of employment, except to the extent specifically provided to the contrary in this Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to any rights, or to payments under this Agreement, with respect to any employee benefit plan in which the Executive was not a participant prior to a Qualified Termination of Employment.

(f)    Restrictive Covenants. Executive acknowledges and agrees that he or she has received good and valuable consideration for entering into this Agreement. Executive acknowledges and agrees that he or she is being provided and entrusted with Confidential Information (as that term is defined below), including highly confidential customer information that is subject to extensive measures to maintain its secrecy within the Corporation, is not known in the trade or disclosed to the public, and would materially harm the Corporation’s legitimate business interests if it was disclosed or used in violation of this Agreement. Executive also acknowledges and agrees that he or she is being provided and entrusted with access to the Corporation’s customer and employee relationships and goodwill. Executive further acknowledges and agrees that the Corporation’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of the Corporation and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

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(i)    Potential Unfair Competition. Executive acknowledges and agrees that as a result of his or her employment with the Corporation, his or her knowledge of and access to Confidential Information, and his or her relationships with the Corporation’s customers and employees, Executive would have an unfair competitive advantage if Executive were to engage in activities in violation of this Agreement.

(ii)    No Undue Hardship. Executive acknowledges and agrees that, in the event that his employment with the Corporation terminates, he or she possesses marketable skills and abilities that will enable him or her to find suitable employment without violating the covenants set forth in this Agreement.

(iii)    Voluntary Execution. Executive acknowledges and affirms that he or she is executing this Agreement voluntarily, that he or she has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that he or she has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

(iv)    Restriction on Disclosure and Use of Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than the Corporation, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Corporation to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that he or she shall fully cooperate with the Corporation in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Corporation’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Corporation with prompt notice of such requirement so that the Corporation may seek an appropriate protective order prior to any such required disclosure by Executive.

For purposes of this Agreement, “Confidential Information” means any and all data and information relating to the Corporation, its activities, business, or clients that (i) is disclosed to Executive or of which Executive becomes aware as a consequence of his or her employment with the Corporation; (ii) has value to the Corporation; and (iii) is not generally known outside of the Corporation. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Corporation: trade secrets; financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and

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other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Corporation, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Corporation. In addition to data and information relating to the Corporation, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Corporation by such third party, and that the Corporation has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Corporation.

(v)    Non-Solicitation of Protected Customers. Executive agrees that during the term of this Agreement and during the two (2) year period following the date of Executive’s termination of employment for any reason, he or she shall not, without the prior written consent of the Corporation, directly or indirectly, on his or her own behalf or as a principal, owner, employee, representative or agent of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling any activities, products, or services of the type conducted, authorized, offered, or provided by the Corporation as of the date of termination of Executive’s employment, or during the two (2) years immediately prior to such date.

For purposes of this Agreement, “Protected Customer” means any person or entity to whom the Corporation has sold its products or services or actively solicited to sell its products or services, and with whom Executive has had Material Contact on behalf of the Corporation during his employment with the Corporation, and “Material Contact” means contact between Executive and a customer or potential customer of the Corporation (i) with whom or which Executive has or had dealings on behalf of the Corporation; (ii) whose dealings with the Corporation are or were coordinated or supervised by Executive; (iii) about whom Executive obtains Confidential Information in the ordinary course of business as a result of his employment with the Corporation; or (iv) who receives products or services of the Corporation, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within the two (2) years prior to the date of termination of Executive’s employment.

(vi)    Non-Recruitment of Employees. Executive agrees that during the term of this Agreement and during the two (2) year period following the date of Executive’s termination of employment for any reason, he shall not, without the prior written consent of the Corporation, directly or indirectly, whether on his own behalf or as a principal, owner, employee, representative or agent of any person or entity, solicit or induce or attempt to solicit or induce any employee of the Corporation to terminate his employment relationship with the Corporation or to enter into employment with Executive or any other person or entity.

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(vii)    Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the covenants provided in this subsection (f) (the “Restrictive Covenants”) will be inadequate, and that in the event Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Corporation shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Corporation and that money damages would not provide an adequate remedy to the Corporation. Executive understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation at law or in equity. Executive understands and agrees that, if the parties become involved in legal action regarding the enforcement of the Restrictive Covenants and if the Corporation prevails in such legal action, the Corporation will be entitled, in addition to any other remedy, to recover from Executive its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Corporation’s ability to enforce its rights under the Restrictive Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction.

(viii)    Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Corporation’s legitimate business interests and may be enforced by the Corporation to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

(g)    No Guarantee of Employment. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Corporation or any of its Subsidiaries and the rights of the Corporation and its Subsidiaries to terminate the employment of the Executive shall continue as fully as if this Agreement were not in effect; provided that any Qualified Termination of Employment shall entitle the Executive to the benefits herein provided.

(h)    Indemnification. If litigation shall be brought by the Executive to enforce any provision contained herein and at least one claim in such litigation is adjudicated in the

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Executive’s favor, the Corporation hereby agrees to indemnify the Executive for the Executive's reasonable attorney's fees and disbursements incurred in such litigation, and hereby agrees to pay prejudgment interest on any money judgment obtained by the Executive calculated at Citibank's (or any successor entity) prime rate of interest in effect from time to time from the date that payment(s) to the Executive should have been made under this Agreement. The reimbursement of an attorney's fees and disbursements incurred in such litigation will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(i)    Payment Obligations Absolute. The Corporation's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand.

(j)    Severability.      Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(k)    Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate, and the Corporation and any successor of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.

(l)    Termination. This Agreement shall terminate on the third anniversary of the effective date hereof unless either (1) a Change of Control occurs on or before such third anniversary or (2) the Committee determines to extend this Agreement for an additional three-year term or such shorter period as it determines to be appropriate. Notwithstanding the foregoing, if at the time when this Agreement would otherwise terminate, a third party has taken steps reasonably calculated to effect a Change of Control or a Change of Control is otherwise under consideration, then this Agreement shall automatically continue in effect until (A) a Change of Control occurs, in which event this Agreement shall thereafter remain in effect in accordance with its terms, or (B) the Board makes a good faith determination that in its opinion, the efforts by the third party or the Corporation to effect a Change of Control have been abandoned, at which time the Agreement shall terminate unless it is extended pursuant to clause (2) of the preceding sentence.

(signatures on following page)

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IN WITNESS WHEREOF, the parties have executed this Agreement on the ______ day of ________________________, 20____.

Executive

HALYARD HEALTH, INC.

By:

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Exhibit B

HALYARD HEALTH, INC.

SEPARATION AGREEMENT AND
FULL AND FINAL RELEASE OF CLAIMS

This Separation Agreement and Full and Final Release of Claims (“Agreement”) is made and entered into between _____________ (“Executive“) and Halyard Health, Inc., a Delaware corporation (the “Corporation”)

1.    SEPARATION FROM EMPLOYMENT. Executive’s employment is being terminated and Executive’s last day on the payroll is ______, 20__ (the “Separation Date”).

2.    SEVERANCE PAY PLAN. Executive agrees and understands that the consideration described in Paragraph 2 of this Agreement is provided through the Halyard Health, Inc. Amended and Restated Executive Severance Plan (the “Plan”), which also requires the execution of this Agreement as a condition to the payment of benefits under the Plan.

3.    CONSIDERATION. In consideration of Executive’s decision to enter into this Agreement, following the Corporation’s receipt of this Agreement executed by the Executive and the expiration of the seven (7) day period within which the Executive may revoke Executive’s acceptance of this Agreement as explained below (and provided Executive has not exercised such right of revocation), the Corporation will provide Executive with the following:

(a)
A lump sum separation payment in the aggregate amount of $____, less ordinary tax withholding and all required deductions, which amount is the sum of (i) $____ in satisfaction of the severance payment pursuant to Section 5(a) of the Plan, (ii) $____ in satisfaction of the prorated final year bonus pursuant to Section 5(b) of the Plan, (iii) $____ in satisfaction of the retirement plan benefits pursuant to Section 5(d) of the Plan, and (iv) $____ in satisfaction of the medical and dental benefits pursuant to Section 5(e) of the Plan.

(b)
Any outstanding and unvested stock options held by Executive shall be fully vested and exercisable, and Executive’s termination of employment shall be treated as a retirement for purposes of exercising the stock options under the terms of the relevant equity incentive plans and award agreements. [NOTE: this applies only with respect to stock options that are outstanding on both the Relevant Date (as defined in the Plan) and immediately before the Executive’s termination of employment.]

Executive further acknowledges that tax withholdings may be applied to the above payments as determined by the Corporation in its sole discretion. Executive agrees that, except for the amounts withheld, Executive shall be fully responsible for paying any taxes, interest, penalties, or other amounts due on the above payments and the Corporation makes no representation as to the tax treatment of any consideration under this Agreement. All above payments will be made as soon as administratively feasible after the Separation Date or the date this Agreement becomes final and binding, whichever is later.

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4.    VACATION PAY. Whether or not Executive executes this Agreement, Executive will be paid for any unused vacation due to Executive according to the Corporation’s vacation policy currently in effect and as required by law.

5.    FULL AND FINAL RELEASE. In consideration of the payments being provided to Executive above, Executive, for Executive, Executive’s attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Corporation, all parent, subsidiary, related and affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, whether known or unknown, of any and every nature whatsoever, as a result of actions or omissions occurring through the execution date of this Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination, either as a result of the separation of Executive’s employment or otherwise, any claims under any severance pay plan of the Released Parties, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act (FMLA), the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Ledbetter Fair Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Internal Revenue Code (IRC), the US tax code, the Employee Retirement Income Security Act (ERISA), any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by the Released Parties.

Executive hereby expressly waives all rights Executive might have under any laws including, without limitation, Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by Executive must have materially affected his settlement with the debtor.

Thus, notwithstanding the provisions of any law, including without limitation, Section 1542 of the Civil Code of the State of California, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims that Executive does not know or suspect to exist in Executive’s favor at the time Executive executes this Agreement, and that this Agreement contemplates the extinguishment of any such claims.

The above release does not waive any rights or claims that (a) may arise after the date on which Executive executes this Agreement; (b) cannot lawfully be released under applicable law, including, but not limited to, unemployment benefits and workers’ compensation claims, (c) constitute an award to Executive from or by a government agency for providing information. In addition, nothing in this Agreement is intended to waive any vested right that Executive may have with respect to any pension or other retirement benefits to which Executive is entitled by virtue of Executive’s employment with the Corporation, and nothing in this Agreement shall prohibit Executive from enforcing such rights.

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6.    NON-INTERFERENCE. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge or participating in any investigation or proceeding before any federal, state or local agency or commission including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (collectively, “Government Agencies”). In addition, nothing in this Agreement shall limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies regarding any violation of any Securities and Exchange Commission regulation or financial fraud or misconduct. Notwithstanding the foregoing, to the maximum extent permitted by law, Executive waives Executive’s right to recover damages as a result of any charge or lawsuit filed by Executive or by anyone else on Executive’s behalf, including a class or collective action, whether or not Executive is named in such proceeding.

7.    NO OTHER CLAIMS. Executive understands that Executive is releasing claims about which Executive may not know anything at the time Executive executes this Agreement. Executive represents and warrants that Executive has (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Released Parties and, to the best of the Executive’s knowledge, Executive possesses no such claims (including Fair Labor Standards Act (“FLSA”) and worker’s compensation claims) that Executive has not already disclosed to the Released Parties; (b) received any and all compensation (including overtime compensation), meal periods, and rest periods to which Executive may have been entitled, and Executive is not currently aware of any facts or circumstances constituting a violation by the Released Parties of the FLSA or other applicable wage, hour, meal period, and/or rest period laws that Executive has not already disclosed to the Released Parties; and (c) not suffered any work-related injury or illness within the twelve (12) months preceding Executive’s execution of this Agreement, and Executive is not currently aware of any facts or circumstances that would give rise to a worker’s compensation claim against the Released Parties that Executive has not already disclosed to the Released Parties.

8.    DUTY TO COOPERATE.  Executive agrees to be available on a reasonable basis to assist the Released Parties with any investigation, claim, suit, or other proceeding that is pending or threatened by or against the Released Parties. Executive further agrees to promptly inform the Corporation’s General Counsel if Executive is requested to: (a) testify in connection with or otherwise become involved in any claim against the Released Parties; or (b) assist with or participate in any investigation of the Released Parties. The Corporation’s General Counsel may be contacted via mail at the following address: General Counsel, Halyard Health, Inc., 5405 Windward Parkway, Alpharetta, Georgia 30004.

9.    NON-DISPARAGEMENT. Executive agrees that Executive has not and will not (including during the time period while this Agreement was under consideration by Executive) make any defamatory or maliciously disparaging statements about the Released Parties, the Released Parties’ products or services, or the Released Parties’ representatives or employees to current, former or prospective customers or suppliers, to the media, or to other members of the public.   Nothing in this Agreement shall be deemed to preclude Executive from providing

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truthful testimony or information pursuant to subpoena, court order, or similar legal process, or from providing truthful information to government or regulatory agencies.

10.    NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. This Agreement shall not be construed as an admission by the Released Parties of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or discrimination.

11.    TERMINATION OF EMPLOYMENT RELATIONSHIP. Except as set forth above, Executive and the Released Parties agree as a matter of intent that, except for vested benefits under any pension, 401(k) plan or other benefit plan provided by the Released Parties unless otherwise provided, this Agreement terminates all aspects of the employment relationship between them.

12.    CONFIDENTIALITY. The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Executive at any time to any person other than Executive’s lawyer, Executive’s accountant, Executive’s immediate family, or the Securities and Exchange Commission without the prior written consent of an officer of the Corporation, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or pursuant to court order after reasonable notice to the Corporation.

13.          RETURN OF COMPANY PROPERTY.  Executive understands and agrees that all Company Information and Business ideas (as defined in the Confidentiality, Nonsolicitation and Assignment of Business Ideas Agreement) is the exclusive property of the Corporation and that Executive has no rights in or to the Company Information upon the termination of employment. Executive represents that Executive has delivered to the Company:

(a) all originals and electronic and paper copies of all documents and records that may contain Company Information, regardless of where such documents and records are stored including, but not limited to, on USB drives, external hard drives, and/or any cloud based storage (for which Executive provided any necessary passwords);

(b) property of any nature that relates to Company Information or Business Ideas, including, but not limited to, business activities, customers or prospective customers of the Corporation, whether prepared by Executive or others; and

(c) property of any nature whatsoever that was in Executive’s possession, custody or control, and that is the property of the Corporation (e.g. cellular phones, credit cards, computer or other equipment)

Executive further represents that, after returning any electronic copies of documents, records or data to the Corporation, Executive has deleted any remaining electronic versions from personal electronic devices (e.g. personal computers, phones, tablets).

Executive has provided to the Corporation a signed declaration stating that all Company Information, documents, data and other property has been returned and all Company

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Information and electronic data has been deleted from personal electronic devises (e.g. personal computers, phones, tablets).

14.    CHOICE OF FORUM AND GOVERNING LAW. This Agreement shall be governed and construed as to both substantive and procedural matters in accordance with the laws of the State of Georgia, without regard to the conflict of laws principles thereof. Executive agrees that any claim or dispute Executive may have against the Corporation or the Released Parties that is released by, or relates to the enforceability of, this Agreement must be resolved by a court located in Fulton County, Georgia. Executive agrees to submit to personal jurisdiction and venue in the Superior Court of Fulton County, State of Georgia for the purpose of litigating all such claims or disputes.

15.    SEVERABILITY. The provisions of this Agreement are severable, and if any part of this Agreement is found by a court of law to be unenforceable, the remainder of the Agreement will continue to be valid and effective.

16.          ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement between Executive and the Corporation.  Any prior agreements between or directly involving Executive and any of the Released Parties are superseded by the terms of this Agreement and thus are rendered null and void with the exception of any noncompetition, confidentiality, nonsolicitation and/or assignment of business ideas agreements or any prior agreements between the parties related to inventions, business ideas, and confidentiality of corporate information, which remain intact, including, but not limited to, those provided to Executive with this Agreement.

17.    NO OTHER PROMISES. Executive affirms that the only consideration for Executive signing this Agreement is that set forth in Paragraph 2, that no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this document, and that Executive fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

18.    REVIEW AND REVOCATION PERIODS. Executive acknowledges that Executive is hereby advised to consult with an attorney before signing this Agreement. Executive further acknowledges that Executive has been given [CHOOSE, depending on age of employee and whether part of group termination program:] twenty-one (21) or forty-five (45) days from the time that Executive receives this Agreement to consider whether to sign it. If Executive has signed this Agreement before the end of this [CHOOSE:] twenty-one (21) or forty-five (45) day period, it is because Executive freely chose to do so after carefully considering its terms. Finally, Executive shall have seven (7) days from the date Executive signs this Agreement to revoke this Agreement by delivering written notice within the seven (7) day period to the following Corporation contact:

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General Counsel
Halyard Health, Inc.
5405 Windward Parkway
Alpharetta, Georgia 30004

If Executive does not revoke this Agreement, this Agreement will become effective and irrevocable by Executive on the eighth day after Executive has executed it. If Executive elects not to sign this Agreement within [CHOOSE:] twenty-one (21) or forty-five (45) days from the date that Executive receives this Agreement or if the Executive revokes the Agreement during the foregoing applicable revocation period, this Agreement shall not become effective and the offer to enter into this Agreement shall terminate and expire automatically.

[DELETE PARAGRAPH 19 AND RENUMBER PARAGRAPH 20 & 21 UNLESS EMPLOYEE IS AGE 40+ AND PART OF GROUP TERMINATION PROGRAM]

19.    REDUCTION-IN-FORCE. Pursuant to the Age Discrimination in Employment Act, additional information regarding the employment termination program that resulted in Executive’s separation is contained in Exhibit A.

20.    LEGALLY BINDING AGREEMENT. Executive understands and acknowledges that this Agreement is final and binding following the seven (7) day revocation period provided in this Agreement.

21.    REPRESENTATION AND WARRANTY OF UNDERSTANDING. By signing below, Executive represents and warrants that Executive: (a) has carefully read and understands the terms of this Agreement; (b) is entering into this Agreement knowingly, voluntarily and of Executive’s own free will; and (c) understands its terms and significance and intends to abide by its provisions without exception.

Date:
Executive Name

HALYARD HEALTH, INC.

Date:                        By:

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